Exhibit 10.32

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED BECAUSE THE REGISTRANT HAS DETERMINED THE INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE and SUPPLY AGREEMENT

This License and Supply Agreement (the “Agreement”) shall enter into force upon the latter date of signature of the Agreement (the “Effective Date”) by and between

Medac Gesellschaft für klinische Spezialpräparate m.b.H., a company registered under the laws of Germany having its registered office at Theaterstr. 6, 22880 Wedel, Germany

-“medac”-

and

UroGen Pharma Ltd, a company organized and existing under the laws of the State of Israel having an address at 9 HaTaassiya St., Ra’anana 4365405, Israel

-“UroGen”-

hereinafter individually and collectively referred to respectively as "a Party" and "the Parties".

BACKGROUND

WHEREAS, UroGen and medac entered into the Development Agreement dated as August 18, 2019, as amended by a certain Addendum 1 dated as of September 14, 2020, and as may be amended from time-to-time by the Parties pursuant to the terms of the Development Agreement (collectively referred to herein as the “Development Agreement”); and

WHEREAS, UroGen and medac are currently negotiating a Quality Agreement which shall cover manufacturing standards according to Applicable Laws and cGMP for supply of commercial material (collectively referred to herein as the “Quality Agreement”); and

WHEREAS, medac is a pharmaceutical company and Manufacturer of the Product as well as owns or otherwise controls the Licensed Patents and Licensed Know-How relating to the Product; and

WHEREAS, the Product has several potential benefits over the lyophilized mitomycin currently sourced and used by UroGen, including but not limited to a simpler reconstitution process and improved supply reliability because of a high batch size and a short manufacturing process; and

WHEREAS, medac is willing to grant to UroGen an exclusive license for the Licensed Patents as listed in Exhibit A to Develop, Commercialize, and Exploit the Product as a part of the Combined Product in the Field in the Territory, on the terms and conditions set forth herein and UroGen is willing to accept such License; andWHEREAS, UroGen is willing to purchase the Product exclusively from medac on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree on the following Agreement:

SECTION 1&NBSP;&NBSP;&NBSP;&NBSP; - DEFINITIONS

1.1.

As of the Effective Date and during the Term of the Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Section 1.

1.2.

“Affiliate” shall mean any company or business entity controlled by, controlling or under common control with a Party to this Agreement. For this purpose, “control” shall mean the direct or indirect ownership of more than 50% (fifty percent) of the voting stock of a company, or in the absence of ownership of more than 50% (fifty percent) of the voting stock of that company, the power, directly or indirectly, to direct or cause the direction of the management and policies of such company. For the sake of clarity holding, parent, sister and daughter companies are regarded to be Affiliates.

1.3.

“Applicable Law” means all applicable laws, rules, regulations and standards that are in force from time to time during the Term, whether the same are regional, national or international, all as applicable to each Party’s rights and obligations pursuant to this Agreement.

1.4.

“Authorized Third Party” means an Affiliate, person or entity under subcontract to medac for any of the services or deliverables under this Agreement that have been outsourced or delegated by medac, including but not limited to laboratory testing or Manufacturing, and which are listed in the Quality Agreement.

1.5.	“Best Efforts” shall mean, with respect to a given obligation, the efforts that a reasonable person in the promisor’s position would use so as to perform that obligation as expeditiously as possible.

1.6.

“Best Knowledge” shall mean any existing fact or circumstance in connection with the preparation, negotiation or execution of this Agreement which a Party or its representatives had actual knowledge of or which was specifically referred to in any document (whether printed or electronic) to which such Party had access in the ordinary course of business or in the ordinary fulfilment of his, her or its duties.

1.7.	“Bulk Product” means Product which has completed all processing stages up to, but not including, final packaging and is therefore unlabeled.

1.8.

“Business Day” means a day other than a Saturday, Sunday, a public holiday in Germany, [***], Israel or the US, or a day on which banking institutions in the State of New York, USA, Hamburg, Germany, Wedel, Germany, [***] or Tel Aviv, Israel are authorized or obligated by Law or executive order to close, or as otherwise agreed by the Parties.

1.9.	“cGMP” means current European Good Manufacturing Practice Guidelines for Medicinal Products and U.S. FDA Good Manufacturing Practices.

1.10.	“Combined Product(s)” means a pharmaceutical product that includes the Product and a Reverse Thermal Gel that is designed to be used in the Field.

1.11.

“Commercialize” means any and all activities directed to the promotion, marketing, distribution or sale (and offer for sale or import or export for sale or use) of a Combined Product after the relevant Marketing Authorization approval, when required, has been obtained. “Commercializing” and “Commercialization” have corresponding meanings.

1.12.

“Commercially Reasonable Efforts” means a level of effort and resources comparable to the efforts and resources commonly used in the pharmaceutical and biotechnology industry by companies with resources and expertise similar to those of UroGen for products of similar market potential to Product, taking into account: (a) issues of efficacy, safety and expected and actual approved labelling, (b) the expected and actual competitiveness of alternative products being sold in the Territory, (c) the expected and actual exclusivity position; (d) the expected and actual reimbursement, profitability, market potential and return on investment.

1.13.

“Competing Product” means any product that a.) contains a Gel as defined by IUPAC Compendium of Chemical Terminology, 3rd ed. International Union of Pure and Applied Chemistry, 2006 and a lyophilized formulation of Compound and b.) has a marketing authorization for the use in the Field.

1.14.	“Compound” means Mitomycin C drug substance, CAS No.: 50-07-7.

1.15.	“Confidential Information” shall have the meaning set forth in Section 15.1.

1.16.

“Control” or “Controlled” means with respect to any Know-How or Patents or other Intellectual Property right, the legal authority or right (whether by ownership, license or otherwise other than by a license, sublicense or other rights granted pursuant to this Agreement) of a Party to grant a license of such Know-How, Patent or other Intellectual Property right to another Person, without breaching the terms of any agreement with, or misappropriating the proprietary or trade secret information of, or requiring the consent of, a Third Party.

1.17.

“Cover”, “Covering” or “Covered” means, with respect to a given product, technology, process or method, in a given country and a given Patent in the Territory, that, in the absence of ownership of or a license granted under such Patent containing a Valid Claim, the manufacture, use, offer for sale, sale or importation of such product in such country would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue without modification).

1.18.

“Development” means, in relation to this Agreement, clinical trial Phase 3 and post approval studies of the Combined Product by UroGen, directed to obtaining and maintaining a Marketing Authorization for a Combined Product. “Develop” and “Developing” have corresponding meanings.

1.19.	“Date of Dispatch” means the day the Product is released by medac’s Affiliates for the pickup by UroGen.

1.20.	“EMA” means the European Medicines Agency and any successor or replacement agency.

1.21.	“Exploit” means to Commercialize, import, export, use, distribute and register. “Exploitation” means the act of Exploiting a product.

1.22.	“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

1.23.	“FDA” means the US Food and Drug Administration, and any successor or replacement agency.

1.24.	“Field” means the treatment of urothelial carcinoma, including but not limited to low-grade intermediate risk non-muscle-invasive bladder cancer and low-grade upper tract urothelial cancer.

1.25.

“Governmental Authority” means any supranational, multinational, federal, state, local, municipal, or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), in each case, having jurisdiction over the applicable subject matter.

1.26.

“Government Official” means (i) any Person employed by or acting on behalf of a Governmental Authority; (ii) any political party, party official or candidate; (iii) any Person who holds or performs the duties of an appointment, office or position created by custom or convention; and (iv) any Person who qualifies as a government official under Applicable Law.

1.27.	“Improvements” shall mean all developments, inventions, modifications, new uses or new applications of, or extensions to, the Know-how, the Product or the Combined Product.

1.28.

“Intellectual Property” or “IP” means all works of authorship including exclusive exploitation rights, and any and all rights under Patents, utility models, trade secrets, Know-How, copyrights, trademarks and other industrial or intangible property rights of a similar nature and moral rights of the respective Party; all rights pursuant to grants and/or registrations worldwide in connection with the foregoing and all other rights with respect thereto; all rights under applications for any such grant or registration, all rights of priority under international conventions to make such applications and the right to control their prosecution, and all rights under amendments, continuations, divisions and continuations-in-part of such application; and all rights under corrections, reissues, patents of addition, extensions and renewals of any such grant, registration and/or right.

1.29.

“Know-How” means all technology, scientific, technical and business information and other proprietary rights and information which is not publicly available, commercially valuable and being kept confidential including any invention, discovery, development, data, diagrams, documentation, formulations, information, instructions, processes, manufacturing, method, technique, material (including any chemical or biological material), means, non-clinical, clinical, safety and quality control data and information (including trial designs and protocols), specifications, techniques, technology, result, or other know-how, whether or not patentable.

1.30.

“Licensed Know-How” means the Know-How that (a) is Controlled by medac or any of its Affiliates as of the Effective Date or that comes into the Control of medac or any of its Affiliates at any time during the Term and (b) is needed for the Exploitation of Combined Product.

1.31.

“Licensed Patents” means Patents listed in Exhibit A, that (a) are Controlled by medac or any of its Affiliates as of the Effective Date or that come into the Control of medac or any of its Affiliates at any time during the Term and (b) that are related to or necessary for the Exploitation of the Combined Product. Exhibit A can be amended from time to time on mutual agreement by the Parties in case further Patents are needed for the scope of this Agreement. For clarity, the Licensed Patents shall include any medac Invention Patents if necessary for the activities of UroGen permitted by this Agreement.

1.32.

“Manufacture” means all activities related to the manufacturing of the Product, or any ingredient thereof, including manufacturing for clinical use or commercial sale; in-process and Bulk Product testing; release of Bulk Product; quality-assurance activities related to manufacturing and release; ongoing stability tests and storage before release; distribution of the Product to kit packaging; and the related controls and regulatory activities related to any of the foregoing; provided, however, that for purposes of clarity “Manufacture” shall include lyophilization.

1.33.

“Manufacturing Batch Record” means a detailed, step-by-step description of the entire production process for a specific drug. The Manufacturing Batch Record (“MBR") explains exactly how the product is produced, indicating specific types and quantities of components and raw materials, processing parameters, in-process quality controls, environmental controls, etc. An executed Batch Record documents the production events, quality charts, environmental monitoring records and inspection reports for the entire production process for a specific batch.

1.34.	“Marketing Authorization” means the approval issued by the relevant authority to sell a Combined Product in a country of the Territory, including, in the US, the NDA as approved by the FDA.

1.35.	“medac Indemnitee” has the meaning set forth in Section 14.3.

1.36.

“medac Invention” means any Improvement relating to (a) the Product including but not limited to the composition or method of making the Product, (b) methods of using the Product other than either as part of a Combined Product or together with any UroGen Formulation; and (c) medac’s lyophilization process described in U.S. Patent No. [***] conceived and reduced to practice by medac.

1.37.

“Mitomycin medac” means any lyophilisate that is Manufactured by medac or its Affiliates on medac’s manufacturing order comprising the Compound and Urea and Manufactured according to any patents listed in Exhibit A with the exclusion of Product.

1.38.	“NDA” means a new drug application for a drug filed in accordance with 21 C.F.R. Part 314.

1.39.	“Party” means medac or UroGen; “Parties” means medac and UroGen.

1.40.

“Patents” means (a) all patents and patent applications (provisional and non‑provisional) anywhere in the world, including PCT applications, (b) all divisionals, continuations, continuations in-part thereof, or any other patent application claiming priority, or entitled to claim priority, directly or indirectly to (i) any such patents or patent applications or (ii) any patent or patent application from which such patents or patent applications claim, or is entitled to claim, direct or indirect priority, and (c) all patents issuing on any of the foregoing anywhere in the world (including from PCT applications), together with all registrations, reissues, re-examinations, patents of addition, utility models or designs, renewals, supplemental protection certificates, or extensions of any of the foregoing and counterparts thereof anywhere in the world.

1.41.	“PCT” means the Patent Cooperation Treaty or the international patent system.

1.42.	“Person” means any individual or any partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.43.	“Price” shall have the meaning as set forth in Exhibit B.

1.44.

“Pricing Approval” means the approval, agreement, determination or decision from a Governmental Authority establishing the price and/or reimbursement for a Combined Product for sale in a given country of the Territory or regulatory jurisdiction, as required by Applicable Law in such country of the Territory or other regulatory jurisdiction prior to the sale of the Combined Product in such country of the Territory or regulatory jurisdiction.

1.45.

“Product” means a pharmaceutical lyophilized product as a specific formulation in a vial containing the mixture of 80 mg of the Compound and 640 mg Urea in an 80 mL vial wherein the Product is Manufactured according to medac’s lyophilization process, including but not limited to the process claimed by U.S. Patent No. [***] and Patents listed in Exhibit A.

1.46.

“Product Complaint” means any written, verbal or electronic expression of dissatisfaction regarding any Product or Combined Product sold by or on behalf of UroGen (or any of its Affiliates) in the Territory, including reports of actual or suspected product tampering, contamination, mislabeling or inclusion of improper ingredients.

1.47.	“Product Specifications” means the specifications of the Product and all components as defined in the Quality Agreement.

1.48.

“Quality Agreement” means the agreement to be signed separately by the Parties, detailing the pharmaceutical responsibilities of each Party related to the Product and all components thereof including, among others, Starting Material and primary packaging material, manufacturing directions, instructions, protocols, reports, quality control, testing, release and shipment of Product.

1.49.

“Registration Dossier” means the NDA when referring to the US and the US FDA, or the equivalent registration dossier for other territories prepared by UroGen for the purpose of obtaining a Marketing Authorization.

1.50.

“Regulatory Authority” means any national, supranational, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity (including the FDA and the EMA and any other agencies in any country) regulating or otherwise exercising authority with respect to the Exploitation of pharmaceutical products.

1.51.

“Regulatory Materials” means all U.S.A. and non-U.S.A. regulatory applications, filings, submissions and approvals (including all drug master files, investigational new drug applications, NDAs, and foreign counterparts thereof, and all Regulatory Approvals,) for the Combined Product (including manufacturing approvals, technical, medical, and scientific licenses, and pre-clinical study, clinical trial and non-clinical study authorization applications or notifications), all amendments, supplements, supporting files, data, studies, and reports relating thereto (in hard or electronic form) and all technical and other information contained therein, and all material correspondence with the FDA and other Regulatory Authorities relating to the foregoing, that, in each case, are in the possession of and controlled by, or held by or for UroGen or its Affiliates, whether generated, filed or held by or for UroGen or its Affiliates.

1.52.

“Reverse Thermal Gel” means any thermo-sensitive hydrogels that are in liquid form at low temperatures and solidify at human body temperatures, as described in, but in no way limited to, U.S. Patent Nos. 9,040,074 and related Patents.

1.53.	“SEC” means the U.S. Securities and Exchange Commission.

1.54.	“Starting Material” means any substance used in the manufacturing of the Product excluding Compound.

1.55.	“Territory” means the entire world.

1.56.	“Third Party” means any person who is not a Party or an Affiliate of a Party.

1.57.	“Transition Period” means the [***] period commencing on the date of UroGen’s receipt of a Marketing Authorization for a Combined Product in the first country of the Territory.

1.58.	“Urea” means Carbamide, CAS Number 57-13-6.

1.59.	“UroGen Formulation” means a Reverse Thermal Gel developed or controlled by UroGen.

1.60.

“UroGen Invention” means any Improvement relating to the Combined Product or UroGen Formulation excluding any method of making the Product and excluding any method of using the Product alone and not as part of Combined Product.

1.61.

“Valid Claim” means, with respect to a particular country, a claim of a Patent that (a) is issued or, as to a claim in a pending patent application, has been pending for a period of [***] or fewer from its first office action, (b) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal, and (c) has not expired or been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise. For clarity, any pending claim in an application in any country that has not been granted within [***] from its first office action shall not be included as a Valid Claim unless and until, and solely if, (x) such claim is granted while the relevant Product is covered by another issued Valid Claim in the same country and (y) the provisions of (b) and (c) above are satisfied.

SECTION 2 -&NBSP;&NBSP;&NBSP;&NBSP; LICENSE GRANT

2.1.

License Grant to UroGen. Subject to the terms and conditions of this Agreement, medac hereby grants to UroGen as of the Effective Date an exclusive license, including the right to sublicense in accordance with Section 2.3 of this Agreement, under the Licensed Know-How and Licensed Patents to Exploit the Product as an integrated part of a Combined Product in the Territory. No further license rights are granted by medac to Urogen by this Agreement, save as expressly set out in this Section.

2.2.

Mitomycin medac Use Restriction. medac agrees that while the license granted in Section 2.1 remains exclusive, medac will not Manufacture or Exploit Mitomycin medac as part of a Competing Product in the Territory. Without limiting the above, the Parties agree that medac retains the unlimited right in the Territory to manufacture, use, supply, sell, license and distribute Mitomycin medac so long as Mitomycin medac is not an integrated part of a Competing Product. The rights with respect to the use and Exploitation of Mitomycin medac alone or in combination with a product which is not a Competing Product (e.g., Mitomycin medac in aqueous solutions), the use of Licensed Know-How and Licensed Patents outside the scope of licenses according to Section 2.1 shall remain with medac. Furthermore, medac reserves all rights to use the Know-How, Licensed Know-How and Licensed Patents for all other purposes including but not limited to the Manufacturing of Mitomycin medac in the Territory.

2.3.

Sublicenses. UroGen shall have the right to grant sublicenses to any sublicensee under all of its rights under the licenses granted pursuant to Section 2.1 at any time during the Term in any part of the Territory; provided however, that with respect to each such sublicense, UroGen shall (i) notify medac in writing at least [***] in advance of the grant; (ii) provide medac with a full copy of a draft sublicense agreement and shall impose obligations on the sublicensee at least equivalent to those set out in this Agreement; and (iii) obtain medac’s prior written consent of the sublicense giving the full name and address of such sublicensee, which consent shall not be unreasonably withheld and/or delayed. For clarification and subject to Section 6.4, the license rights according to Section 2.1 and the sublicence rights according to this Section do not include any right to grant any license and/or sublicenses to Manufacture the Product. UroGen shall remain fully responsible and liable for all acts and omissions of the sublicensee(s) as though they were acts and omissions of UroGen. No Affiliate of UroGen shall have any right to grant sublicenses under the licenses granted to UroGen pursuant to Section 2.1. UroGen shall ensure that any sublicenses and any of its sublicense agreements shall terminate upon expiration or termination of this Agreement.

2.4.

Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through its Affiliates, vendors, agents, representatives provided, however, that each Party shall remain responsible for and be guarantor of the performance by its Affiliates, vendors, agents, representatives and shall cause its Affiliates, vendors, agents, representatives to comply with the provisions of this Agreement in connection with such performance.

SECTION 3 -&NBSP;&NBSP;&NBSP;&NBSP; DEVELOPMENT COMMENCEMENT AND MARKETING AUTHORIZATION SUBMISSION IN THE UNITED STATES

3.1.         Timeline for Development in the United States. UroGen shall use Best Efforts to initiate clinical study treatment (defined as the administration of the first scheduled dose of an investigational Combined Product) in an enrolled and consented patient no later than [***].

3.2.         Timeline for NDA submission in the United States. Following the completion of the Development of a Combined Product, yielding positive results on study endpoints that meet the predefined success criteria as defined in study protocol(s) and otherwise satisfy applicable evidence standards and UroGen’s own criteria for advancing an investigational Combined Product to Commercialization in the United States, UroGen shall use Best Efforts to submit a Marketing Authorization application to the U.S. Food and Drug Administration (FDA) for the Combined Product within [***].

SECTION 4 -&NBSP;&NBSP;&NBSP;&NBSP; REGULATORY

4.1.

General Responsibilities; Ownership of Regulatory Approvals. UroGen shall be responsible for the preparation, submission, and expense for all Regulatory Materials necessary or desirable for obtaining and maintaining Regulatory Approvals for the Combined Product(s) (including Product and UroGen Formulation contained therein to the extent separate Regulatory Approvals are required for them) in the Field in the Territory. All Regulatory Approvals for the Combined Product(s) in the Territory shall be in the name of UroGen or its sublicensees, and UroGen or its sublicensees shall own all right, title and interest in and to all such Regulatory Approvals and all related Regulatory Materials. At UroGen’s reasonable request, medac shall use Commercially Reasonable Efforts to provide reasonable and timely assistance for information and documents regarding the Product, subject to potential extra costs and expense which are to be borne solely by UroGen. Following UroGen’s reasonable request, Medac shall without undue delay notify UroGen in advance of the estimated extra costs and shall not incur such costs unless approved, in advance and in writing, by UroGen.

4.2.

Select Registration Dossier Section review prior to submission. UroGen shall send to medac, on a rolling basis commencing no later than [***] prior any first submission of a Registration Dossier in a country of the Territory, the Module 3 Quality (according to current FDA and ICH guidelines) of the Combined Product(s) Registration Dossier relating to the Product. Medac shall have the right to review the Product related Module 3 Quality. Medac has the right to propose changes and correct errors to the Product related Module 3 Quality. All valid error corrections identified by medac shall be implemented by UroGen, while other proposed changes may be implemented at UroGen’s discretion. Later changes to the Product relating Module 3 Quality parts of the Combined Product(s) shall be handled as defined in the Quality Agreement.

4.3.

Pricing Approvals. To the extent that a given country or regulatory jurisdiction in the Territory requires Pricing Approval for sale of the Combined Product(s) in the Field in such country or regulatory jurisdiction, UroGen or its sublicensees shall (to the extent permitted by Applicable Laws) be solely responsible for (and shall use Commercially Reasonable Efforts toward) obtaining and maintaining Pricing Approvals in all such countries and regulatory jurisdictions in the Territory, in its own name or that of its sublicensee.

4.4.

Regulatory Communications. The Parties shall provide timely and good faith cooperation in communicating with any Regulatory Authority having jurisdiction regarding the Product or the Combined Product(s). Any routine correspondence with any Regulatory Authority concerning the Combined Product(s) and/or Product to the extent part of or intended to be part of a Combined Product(s) shall be the sole responsibility of UroGen; provided, however, that, at UroGen’s request, medac will provide timely information and assistance to UroGen with respect to Regulatory Authority communications relating to the Product subject to potential actual extra costs incurred; further provided, that medac shall without undue delay notify UroGen in advance of the estimated extra costs and shall not incur such costs unless approved, in advance and in writing, by UroGen.

4.5.

Each Party shall immediately inform the other Party (but no later than [***]) of notification of any action by, or notification or other information which it receives (directly or indirectly) from any Regulatory Authority which (i) raises any material concerns regarding the safety or efficacy of the Combined Product(s); (ii) indicates or suggests a potential material liability of either Party to Third Parties in connection with the Product or the Combined Product(s); or (iii) is reasonably likely to lead to a recall, market withdrawal or market notification with respect to the Product or the Combined Product(s). UroGen shall be solely responsible for responding to any such communications relating to the Product and the Combined Product(s), and the Parties shall reasonably cooperate with and assist each other in complying with regulatory obligations, including by medac providing to UroGen, within [***] after UroGen’s request, any information and documentation which is in medac’s possession as may be necessary or reasonably helpful for UroGen to prepare a response to an inquiry from a Regulatory Authority in the Territory with respect to the Product.

4.6.

In addition to its obligations under this Agreement, each Party shall disclose to the other Party within [***] of receipt all material information pertaining to actions taken by Regulatory Authorities in connection with the Product or the Combined Product(s) including any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning the Product or the Combined Product(s). The details are to be agreed in a separate Quality Agreement.

4.7.	In case of any inconsistencies between the Quality Agreement and this Agreement regarding quality issues, the Quality Agreement shall be decisive. Otherwise, this Agreement shall prevail.

4.8.

Within [***] of the Effective Date, UroGen shall provide medac with a non-binding long-term forecast showing the planned countries in which UroGen plans to seek a Marketing Authorization for the Product as part of the Combined Product for [***] and shall update this information at the beginning of each calendar year (the “Regulatory Roadmap”). This Regulatory Roadmap does not constitute firm Product development orders but serves for medac’s long-term planning purposes only. In case countries are listed on the Regulatory Roadmap that require additional Product development, the Parties agree mutually and in good faith to discuss the necessary Product development activities and Product development timelines. medac shall without undue delay notify UroGen in advance of the estimated extra Product development costs and shall not incur such costs unless approved, in advance and in writing, by UroGen.

SECTION 5 -&NBSP;&NBSP;&NBSP;&NBSP; PHARMACOVIGILANCE, ADVERSE EVENT REPORTING; SAFETY DATA EXCHANGE AND MEDICAL INQUIRIES

5.1.

Starting from the date on which UroGen receives Marketing Authorization for a Combined Product in the Territory, UroGen or its sublicensees shall fulfil the local legal requirements for pharmacovigilance for the Combined Product in the Territory and is responsible to assure full compliance with the respective pharmacovigilance obligations under Applicable Laws.

SECTION 6 -&NBSP;&NBSP;&NBSP;&NBSP; COMMERCIALIZATION AND SUPPLY

6.1.

Commercialization in the Field in the Territory. During the Term, UroGen shall be solely and exclusively responsible for Exploiting the Combined Product(s) in the Territory for use in the Field. For clarity, UroGen or its Affiliates has the sole and exclusive authority and discretion to Commercialize Combined Product(s) for use in the Field in the Territory.

6.2.	medac as Supplier of Product. medac agrees to manufacture and supply UroGen’s requirements of Product for UroGen’s Exploitation of the Combined Product(s) in accordance with this Agreement.

6.3.

Exclusive Purchase of the Product. As part consideration for the rights granted by medac to UroGen under Section 2.1 of this Agreement, UroGen agrees to purchase the Product for its Combined Product(s) during the Term of this Agreement exclusively from medac. For clarity, UroGen retains the unlimited right to source from a party other than medac any lyophilized Compound, for use in any UroGen product including any UroGen combined products, that: a) includes mannitol as an excipient; and b) is not manufactured according to the patents listed in Exhibit A.

6.4.

Manufacturing Site(s). medac will initially Manufacture the Product at its Affiliate, [***], in [***] (the “[***] Site”). The Parties agree that the Product, may also be established at a second Affiliate of medac [***][***]). In the event that medac is unable to deliver UroGen’s supply requirements of Product from [***] Site for a continuous period of [***] (an “[***] Supply Disruption”), the following shall apply:

a) Should there be a [***] Supply Disruption, medac shall initiate a transfer of production to [***] Site in order to meet UroGen's supply requirements of Product. The transfer process shall commence immediately upon the identification of a [***] Supply Disruption, and medac shall use commercially reasonable efforts to ensure that the transfer to [***] Site is completed in a timely manner so as to minimize any disruption to the supply of Product to UroGen; b) Only in the case where there are concurrent supply disruptions at both [***] Site and [***] Site, whereby medac cannot meet UroGen’s supply requirements for a continuous period of [***] (a “Supply Disruption”), UroGen shall have the right to qualify an alternative manufacturer and purchase Product from such manufacturer (“Alternative Manufacturer”) until medac can again demonstrate its ability to satisfy UroGen’s requirements for Product. Any Alternative Manufacturer must be approved in advance by medac, whereas such approval shall not be unreasonably withheld or delayed. The establishment of the Product including but not limited to transfer of the technology and Know-How for the manufacturing of the Product at the Alternative Manufacturer will be paid by UroGen in both cases (a) and (b). Parties agree that medac shall not be liable and responsible for any acts and omissions of the Alternative Manufacturer. UroGen shall ensure any Alternative Manufacturer agree in writing to comply with the terms and conditions of this Agreement that are applicable to UroGen’s activities. UroGen shall remain fully liable for the performance of such Alternative Manufacturer in accordance with this Agreement.

The Parties agree that the establishment of the Product at the [***] Site is a transfer project and that the costs for such transfer project will be fully paid by UroGen in case UroGen initiates the transfer project. In case medac itself initiates the transfer project in the absence of an [***] Supply Disruption, medac shall notify UroGen in advance of such transfer project and the costs of such project shall be paid by medac, unless the Parties mutually agree in writing to share such costs. For clarity, to the extent PPQ batches of Product manufactured at the [***] Site are acceptable for use by UroGen for Combined Product, the cost for such PPQ Product batches shall be borne by UroGen at the Price set forth in this Agreement.

Upon first commercial sale and all further sales of a Product manufactured by an Alternative Manufacturer as part of a Combined Product, UroGen will pay medac [***] of such Product. Upon request, UroGen will provide medac with sufficient evidence of the amount of Product manufactured by Alternative Manufacturer. Upon written request of medac and not more than [***], UroGen shall allow medac, or an independent accounting firm selected by medac to have access during normal business hours, at a mutually agreed date, to records or UroGen as may be reasonably necessary to verify the accuracy of the reported amounts. Such record verification shall concern the [***] prior to the date of such request.

6.5.

Technology Transfer; Qualification of Additional Manufacturer. In the event of a Supply Disruption, upon UroGen’s request, medac shall transfer the technology and Know-How that medac uses for the manufacture of the Product to UroGen or a Third Party manufacturer of UroGen’s choosing and shall cooperate with UroGen and, if applicable, such Third Party, in the qualification of UroGen or such Third Party, as applicable, as a manufacturer of the Product.

6.6.

Use of Contractors for the Combined Product(s). UroGen shall have the right, upon reasonable prior written notice to medac, to package, label, release and distribute the Combined Product(s) directly or indirectly through any Third Party(ies) acting as contractors; provided however, that UroGen remains responsible for the performance of its contractors and such actions do not in any way diminish, reduce or eliminate any of UroGen’s obligations under this Agreement. In exercising its rights under this Section 6.6, UroGen shall not be required to obtain medac’s prior written consent; provided, however, that UroGen shall ensure that its contractors are bound by terms and conditions to those of this Agreement and guarantee its contractors’ performance under this Agreement.

SECTION 7 -&NBSP;&NBSP;&NBSP;&NBSP; FORECAST / ORDERS / TERMS OF DELIVERY

7.1.

UroGen has provided medac as Exhibit C with an Initial Non-Binding [***] Forecast showing the expected requirements of Products for [***] and will update this information [***] at a to be defined timepoint. This long-term forecast does not constitute firm orders but serves for medac’s long term planning purposes only.

7.2.

UroGen shall advise medac of its estimated needs of the Product for rolling [***] (the “Forecast”) and update it on a [***] basis. The first [***] of the Forecast are considered as binding. The remaining [***] of the Forecast are considered non-binding but are allowed to fluctuate on the [***] bucket level only as per definition in Section 7.3. The first Forecast shall be submitted [***] prior to first commercial delivery of Product.

7.3.

UroGen may deviate from each Forecast for [***] through [***] by no greater than [***] percent ([***]%) in total on each of the individual [***] buckets. Medac shall strive to deliver a requested increase, up to such [***] percent ([***]%) of the original quantity as per the individual [***] buckets [***]. UroGen may deviate from each Forecast for [***] through [***] by no greater than [***] percent ([***]%) in total on each of the individual [***] buckets. Medac shall strive to deliver a requested increase, up to such [***] percent ([***]%) of the original quantity as per the individual [***] buckets [***] to [***]. For the increase of the Forecast beyond the above-mentioned flexibilities medac is not obligated to deliver such exceeding amount. The Parties will discuss in such case how to achieve this goal. In case the Forecast [***] through [***] is reduced by UroGen by more than the specified percentage points, UroGen will reimburse medac for expenses already incurred for example but not limited to expenses incurred for staffing models that were built to service the demand, expenses incurred for materials bought by medac or its Affiliates specifically for the Manufacture of Product that cannot be used otherwise or penalties arising out of supply contracts with suppliers of medac or its Affiliates.

7.4.

medac is responsible for ensuring the availability of the Product based on UroGen’s Forecast(s). medac shall provide the Product to UroGen as Bulk Product (see also Section 7.9). Further packaging, storage and transport details will be defined in the Quality Agreement.

7.5.

UroGen shall source from [***] and deliver to medac the Compound for the exclusive use for the Manufacturing of Product (“UroGen-Supplied Compound”) in compliance with the current valid specifications, accompanying documentation reasonably required for Medac to perform the Manufacturing of Product as well as reference standards free of charge (DDP, INCOTERMS 2020) to medac’s Affiliate [***] [***]. UroGen-Supplied Compound will remain the property of UroGen following delivery to medac’s Affiliate. Medac shall ensure that the Affiliate handles and stores all UroGen-Supplied Compound in accordance with cGMP, the Quality Agreement, the Registration Dossier, and the Marketing Authorization and shall be responsible for any loss, damage, or theft of such UroGen-Supplied Compound. Following mutual written agreement of the Parties, medac shall assume sole responsibility for identifying and sourcing a second supplier of Compound for the use in the Manufacturing of Product. medac shall use commercially reasonable efforts to establish the second supplier of Compound for the manufacture of the Product, subject to potential extra costs source and expense related to the establishment of a second Compound and that are to be borne solely by UroGen. Following UroGen’s reasonable request, Medac shall without undue delay notify UroGen in advance of such estimated extra costs and shall not incur such costs unless approved, in advance and in writing, by UroGen.

7.6.

Except in cases of force majeure excusing UroGen’s performance under the Agreement, in the event UroGen fails to deliver the UroGen-Supplied Compound to medac in sufficient quantities to satisfy UroGen’s requirements for Product, medac shall not be responsible for any delay in supply of the Product. UroGen’s failure to deliver sufficient quantities of UroGen-Supplied Compound to medac in a timely manner for its Product requirements shall not be considered as a Supply Disruption (as defined in Section 6.4) at either the [***] Site or the [***] Site.

7.7.

The Date of Dispatch shall be within [***] unless otherwise agreed by the Parties after the day of manufacturing (day of manufacturing is defined as the day the Compound is added to the compounding vessel).

7.8.

UroGen must place its firm orders at least [***] in advance. Each order shall contain the exact quantity, type of the Product and the delivery date. Orders must be placed in batch size (see Exhibit B). Only full batches can be ordered. Medac must confirm the orders within [***] after receipt of the orders in writing.

7.9.

Commencing [***] following the Transition Period, UroGen hereby agrees to order at least [***] full batches of Product per [***] (the “Minimum Order Quantity”). In case UroGen orders less than [***] full batches in a [***] UroGen shall pay medac a compensation fee (“Compensation”) equal to [***], minus any costs of Starting Material or packaging material not used. The Compensation shall be due and payable within [***] from the end of the [***] in which the Minimum Order Quantity was not met.

7.10.

Both Parties agree that the responsibility for obtaining the Compound leads to two different scenarios with regards to the assessment of whether medac delivers the Product or provides a service (production of the Product). In the scenario in which UroGen is responsible for the procurement of the Compound for the production, medac provides a service to UroGen. In the scenario in which medac is responsible for the procurement of the Compound, medac delivers the Product.

7.11.	According to Incoterms 2020 FCA, UroGen is responsible for transportation from medac’s Affiliate [***].

7.12.

Medac shall inform UroGen about the yield [***] before the Date of Dispatch. Produced or delivered quantity may vary up to [***] percent from the theoretical maximum batch size (see Exhibit B). The Parties will agree after production of [***] commercial batches on common yields that can be expected from a manufacturing run.

7.13.	If a delay occurs, medac will inform UroGen giving the new Date of Dispatch. In such a case, medac will use Commercially Reasonable Efforts to provide the batch as soon as possible.

7.14.	The place of performance is currently [***].

SECTION 8 -&NBSP;&NBSP;&NBSP;&NBSP; AUDITS AND QUALITY

8.1.

No later than [***], the Parties shall negotiate in good faith and enter into a separate written Quality Agreement for the commercial supply of Product. In case of any inconsistencies between the Quality Agreement and this Agreement regarding quality issues, the Quality Agreement shall control, and for inconsistencies related to non-quality issues, this Agreement shall control.

8.2.	medac was qualified by UroGen in [***] as an approved supplier.

8.3.

UroGen has the right to inspect the facilities of medac and together with medac the medac Affiliates responsible for Manufacturing of Product, including but not limited to the [***] Site and, if established under this Agreement, the [***] Site. These audits shall be arranged between the Parties without disturbing the operational processes as far as possible, and according to further details in the Quality Agreement.

8.4.	The Parties shall allow and support any regulatory monitoring activity (e.g. inspections by authorities).

8.5.

UroGen shall bear the reasonable and necessary costs of medac arising from the performance of regulatory authority audits that are specific to the Product. This obligation does not extend to facility requirements stemming from the GMP certification inspections unless agreed to in advance by UroGen.

8.6.

medac agrees to maintain a quality assurance system including regular self-inspections and qualification of suppliers according to the standard operating procedures of medac and cGMP regulations. UroGen is responsible for the qualification of materials delivered by UroGen to medac or medacs’ affiliates including UroGen-Supplied Compound. Details will be defined in the separate Quality Agreement between the Parties.

8.7.	UroGen has the right to disclose relevant qualification documentation of medac to national/international authorities after prior notification to and confirmation by medac (email is sufficient).

8.8.

The Manufacture and testing of the Product by medac and its Authorized Third Parties must comply with the information contained in the Registration Dossier. UroGen shall make available the corresponding parts of the Registration Dossier to medac. The manufacturing instructions and testing instructions prepared by medac according to the manufacturing directions and testing directions are the property of UroGen. Details will be defined in the separate Quality Agreement between the Parties. All originals and copies of the manufacturing instructions and testing instructions will be handed over by medac and its Authorized Third Parties to UroGen immediately after the termination of this Agreement. Medac undertakes to keep the entire documentation including the manufacturing instructions and test instructions up to date and to implement and document any changes to such instructions agreed upon by the Parties in writing during the Term of this Agreement.

8.9.

The Product shall be manufactured by medac and its Authorized Third Parties according to the Product Specifications and the manufacturing instructions both approved by UroGen as well as the Batch Manufacturing Record.

8.10.	Deviation and out-of-specification results management will be performed according to the Quality Agreement.

8.11.

medac or its Affiliates will make a report with relevant data on the circumstances of such deviation, including without limitation explanations on the cause for such deviation, the batches affected by the deviation and possible measures to maintain or re-establish the appropriate quality of the Product (“Investigation Report”). Details will be defined in the separate Quality Agreement between the Parties. The costs for such Investigation Reports will be borne by medac. For clarification the Parties expressly agree that in case the deviation or out-of-specification result is caused by UroGen-Supplied Compound the costs will be borne by UroGen.

8.12.

As of the Effective Date, the Parties agree that the [***] Site has not been inspected by the FDA and has not received FDA approval as a manufacturing site for Product. The Parties agree that the FDA may request a preapproval inspection of the [***] Site in connection with a Marketing Authorization application made by UroGen for a Combined Product in the United States. In the event that the [***] Site fails an FDA preapproval inspection, UroGen and medac agree to meet, discuss, and align in good faith upon a remediation plan for the [***] Site and the timelines for such plan. medac shall have sole responsibility for executing the remediation plan and for the costs of the remediation plan. In the event such remediation plan is unsuccessful and medac does not secure FDA approval for the [***] Site in a timely manner consistent with the Remediation Plan, medac shall establish the Product at an alternative Affiliate of medac, such as the [***] Site. If this transfer to a medac Affiliate cannot be achieved in a timely manner and may delay FDA approval of a Marketing Authorization for a Combined Product, UroGen shall have the right to contract with an Alternative Manufacturer, with appropriate support from medac for such transfer as described in Clauses 6.4. and 6.5 of the Agreement accordingly. For clarity, medac and its Affiliates are not liable to UroGen and are not subject to any claim of indemnification for failing any FDA preapproval inspection or for the inability to resolve the preapproval inspections issue with the FDA.

SECTION 9 -&NBSP;&NBSP;&NBSP;&NBSP; PAYMENTS FOR RIGHTS AND LICENSES

9.1.

No Payments for rights and licenses.  The Parties acknowledge and agree that the rights and licenses granted to UroGen under this Agreement are granted without any obligation of UroGen to make financial payments to medac and shall be considered to be fully paid and royalty free subject to further provisions set forth in this Agreement including but not limited to the exclusive Product supply set forth in section 6.3 “Exclusive Purchase of Product” and section 6.4 “Manufacturing Site(s)”.

SECTION 10 -&NBSP;&NBSP;&NBSP;&NBSP; PAYMENTS

10.1.	UroGen shall pay the Price, plus VAT, if applicable, for the supply of the Product or the supply of the service. All payments must be made in Euro.

10.2.

The Price may be renegotiated on [***] basis upon request of one of the Parties. Average fluctuations of outside factors that may influence the cost price, such as changes in exchange rates, inflation, labor and public utilities, volumes ordered by UroGen, change in economic market conditions shall be taken into consideration by the Parties in the process of renegotiating the Price. Variation should remain between +/- [***]%. In special hardship cases that lead to variations larger than +/- [***]%, the Parties will negotiate in good faith.

10.3.	Payment shall be due [***] after receipt of a proper and uncontested invoice.

10.4.

The Prices for the manufacturing of Product (Compound provided by UroGen) as well as additional services are set forth in Exhibit B. The Prices for the manufacturing of the Product (Compound provided by medac) will be added as an additional Exhibit at a later stage. The Prices include Starting Material, Manufacturing, all quality assurance measures related to Product batch release, packaging and preparation for shipment of Product according to the requirements defined in this Agreement and the Quality Agreement. Upon delivery of the Product, medac shall invoice UroGen for the applicable Bulk Product batch fee.

SECTION 11 -&NBSP;&NBSP;&NBSP;&NBSP; QUALITY, DEFECTS, RECALLS

11.1.	Medac confirms that the Product will be Manufactured according to cGMP and that Product shall meet the Product Specifications for the registered shelf life of the Product.

11.2.

UroGen shall instruct its packaging contractor to perform incoming verification of delivery of the Product within [***] of arrival at the contractor’s facility. Such verification (a non-inclusive list, introduced for example only) may include for example shipping documentation, amount of shipping containers, any external damage to shipping containers, random sampling of bulk vials and verification of appearance, size and closure type, and of batch number printed on vial closure. In the event that the Product does not conform to shipping documentation or does not pass the verification, UroGen shall inform medac in writing within [***] from notification by its packaging contractor. Failure or delay without prior notification to medac and agreement by medac, shall mean acceptance of the delivered Product.

11.3.

UroGen must inform medac within [***] in case it discovers any hidden or latent defects at any time during the shelf life of the Product. If there is a disagreement between the Parties as to the compliance of the Product with specifications, warranties and legal requirements, a sample may be sent to an independent laboratory for final evaluation, which shall be binding for both Parties. The independent laboratory shall be selected by both Parties jointly. In case the Parties do not agree upon an independent laboratory, such shall be chosen by the Chamber of Commerce in Hamburg, Germany. If the independent laboratory finds the Product to conform to the specifications, warranties and legal requirements UroGen, shall bear the costs of the laboratory and the Chamber of Commerce. Otherwise, the costs shall be borne by medac.

11.4.

If a Party considers it necessary to withdraw or recall Product from the market, or if a Regulatory Authority requires such withdrawal or recall from a Party, the respective Party must immediately advise the other Party of such intention or request, and both Parties shall without delay discuss such withdrawal or recall. The procedure for any recall with respect to the Product, and the Parties’ respective responsibilities with respect thereto, shall be as set forth in the Quality Agreement.

11.5.

If any such recall of Product is solely attributable to the non-compliance of UroGen with this Agreement or the terms of the Quality Agreement, then UroGen shall bear the full costs and expenses of any recall. If any such recall is solely attributable to medac’s non-compliance to this Agreement or the terms of the Quality Agreement, then medac shall bear the full cost and expense of any such recall. Such recall actions include: (a) Notification of known or the public notification of unknown possessors of Products; (b) Costs for transportation, including packaging, insurance, storage and customs costs of Products from the possessor to Purchaser, or to the next suitable location, where (i) the Product defects can be corrected, or (ii) the Products can be disposed of, destroyed, stored temporarily or exchanged; (c) Return of the repaired or exchanged Products; (d) Disposal or destruction of the Products; (e) Separation of the Products that are affected; (f) Inspection of the Products which verifiably belong to a production series that contains defective Products, whereby the inspection can take place at the location of the possessor or at a close-by suitable location; (g) Travel expenses that are required in connection with the aforementioned measures. If both medac and UroGen share responsibility for the cause of a recall, the cost and expense thereof shall be shared in proportion to each Party’s contribution to the recall, as mutually agreed in writing. If there is an unresolved disagreement between the Parties as to their respective contribution to the cause of any recall, then an independent expert shall determine, by a preponderance of evidence, each Party’s proportionate fault, if any, for the cause of the Product recall.

11.6.

In the event that a Party recommends initiating a batch recall or that the Regulatory Authority requires such batch recall, the Parties shall cooperate in good faith to determine the measures that should be taken. The Parties shall immediately seek to determine the cause of the defect in the batch. The Parties will support each other and provide any necessary assistance in the handling of any Product return, quality complaint, and batch recalls (responsibilities are further defined in the Quality Agreement).

11.7.

The Parties agree to inform each other as soon as practicable of any quality claims regarding the Product arising from a Third Party or Regulatory Authority and provide each other reasonable support. To the extent that they are related to Product, UroGen will inform medac of any quality claims related to Combined Product.

11.8.

If UroGen rejects Product and the non-conformance is determined, based on evidence provided by UroGen, to have arisen from a medac Manufacturing defect (“Defective Product”) and UroGen has previously paid for the Defective Product, medac will promptly, at UroGen’s election, either: (i) refund all amounts paid by UroGen to medac for the Defective Product; or (ii) replace the Defective Product and all materials required for the Manufacture of the replacement Products with conforming Products without UroGen being liable for medac’s invoice price for such replacement Product and medac shall use Commercially Reasonable Efforts to Manufacture and deliver such conforming Products as soon as possible and no later than [***] after UroGen’s election under this Section 11.8. Notwithstanding the foregoing, medac shall not be liable for the Defective Product, if the non-conformance is determined to have arisen from the UroGen-Supplied Compound.

11.9.

Planned changes to the Product, the Manufacturing process or the specifications will be communicated in writing in advance (the details will be set forth in the Quality Agreement). Planned changes will be at the sole discretion of medac; provided, however, that medac shall obtain UroGen’s advance written consent for such changes, which shall not be unreasonably withheld. In the event planned changes to the Product require prior approval from a Regulatory Authority, medac and UroGen shall develop a mutually agreed plan to ensure ongoing supply of Product and/or minimize any potential impact to supply of Product. In the event that UroGen wants to change any Product Specification or Product related specification, UroGen shall submit such request to medac in writing. medac will use Commercially Reasonable Efforts to make such changes in the timeframe requested by UroGen unless such changes are technically or economically prohibitive. The costs arising out of UroGen-requested changes will be borne solely by UroGen; provided however, that if a change relates to Mitomycin medac or the Manufacture equipment, the Parties will agree in writing as to the share of costs that will be paid by each Party.

SECTION 12 -&NBSP;&NBSP;&NBSP;&NBSP; INTELLECTUAL PROPERTY AND TRADEMARKS

12.1.	Ownership of Intellectual Property.

12.1.1.

General. In case of any inconsistencies between this Agreement and the Development Agreement regarding Intellectual Property issues, the provisions of this Agreement shall prevail. Except as expressly set forth otherwise in this Agreement, (i) Licensed Patents and/or Licensed Know-How are not assigned or transferred to UroGen, (ii) medac, regardless of inventorship, shall solely own, and shall have the sole right to apply for, Patents Covering any medac Invention (“medac Invention Patents”), and (iii) UroGen, regardless of inventorship, shall solely own, and it alone shall have the right to apply for, Patents Covering any UroGen Invention (“UroGen Invention Patents”). Any invention made in the performance of activities under this Agreement that is neither a medac Invention nor a UroGen Invention shall be owned by the Party whose employees or representatives made such invention and if such invention was made jointly by employees or representatives of both medac and UroGen, such inventions (“Joint Inventions”) and any Patents claiming such Joint Invention (“Joint Invention Patents”) shall be jointly owned by medac and UroGen (or their designated Affiliates).

UroGen shall and hereby does assign to medac (and shall cause its Affiliates and sublicensees and subcontractors to assign as long such entities are involved in any activities under this Agreement) all of its or their right, title and interest in and to any medac Inventions made by UroGen, its Affiliates or such sublicensees and subcontractors in the performance of UroGen’s obligations under this Agreement. medac shall and hereby does assign (and do its utmost effort to cause its Affiliates to assign as long such entities are involved in any activities under this Agreement), any and all of its or their right, title and interest in and to any UroGen Inventions to UroGen, such that UroGen shall solely own such UroGen Inventions. Each Party shall promptly disclose to the other Party all Joint Inventions, as applicable, made by it during the Term.

12.1.2.

Employees. (i) UroGen will require all of its and its employees as long such entities are involved in any activities under this Agreement and/or have access to any Confidential Information and (ii) medac will require all of its employees, to assign all inventions that are developed, made or conceived by such employees according to the ownership principles described in Section 12.1.1 free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions. Each Party will also use its Commercially Reasonable Efforts to require any agents, independent contractors or sublicensees performing an activity pursuant to this Agreement to assign all inventions that are developed, made or conceived by such agents, independent contractors or sublicensees to medac and/or UroGen according to the ownership principles described in Section 12.1.1 free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions.

12.2.	Prosecution and Maintenance.

12.2.1.	UroGen Invention Patents. UroGen shall have the sole right, but not the obligation, to prosecute and maintain the UroGen Invention Patents at UroGen’s sole expense, using counsel of its own choosing.

12.2.2.

Licensed Patent and medac Invention Patents. medac shall have the first right, but not the obligation, to prosecute and maintain the Licensed Patents and the medac Invention Patents solely owned by medac (other than the Joint Invention Patents) at medac’s sole expense, using counsel of its own choosing. If medac declines to prosecute or maintain anywhere in the Territory of any Licensed Patent (other than the Joint Invention Patents) or of any medac Invention Patent solely owned by medac, in each case that are relevant to the Product, medac shall provide UroGen with [***] prior written notice to such effect, and medac shall have no responsibility with respect to the prosecution or maintenance of the Licensed Patents or medac Invention Patent solely owned by medac and no responsibility for any expenses incurred in connection with such Licensed Patents or medac Invention Patents solely owned by medac after the end of such [***] period. If UroGen gives written notice to medac before the end of such [***] period that UroGen elects to continue prosecution or maintenance of the applicable Licensed Patent or medac Invention Patents solely owned by medac, medac, upon UroGen’s request, shall make reasonable efforts to timely execute such documents and perform such acts, at UroGen’s expense, as may be reasonably necessary to permit UroGen to prosecute and maintain such applicable Licensed Patent or medac Invention Patent solely owned by medac at its sole expense. If UroGen does not give written notice to medac before the end of such [***] period that UroGen elects to continue prosecution or maintenance of such applicable Licensed Patent or medac Invention Patent solely owned by medac, medac shall be entitled to allow such Licensed Patent or medac Invention Patent solely owned by medac to become abandoned or lapse, as applicable.

12.2.3.

Joint Invention Patents. The Parties will discuss in good faith and agree on how to file, prosecute, and maintain Joint Inventions Patents. The Parties will also discuss in good faith and agree on cost sharing and the selection of counsel, if needed. If a Party at any time declines to continue prosecution or maintenance anywhere in the Territory of any Joint Invention Patent (“Declining Party”), the Declining Party shall provide the other Party with [***] prior written notice, and thereafter the Declining Party shall have no responsibility with respect to the prosecution or maintenance of the applicable Joint Invention Patent and no responsibility for any expenses incurred in connection with such Joint Invention Patent after the end of such [***] period. If the other Party gives written notice to the Declining Party before the end of such [***] period that the other Party elects to continue prosecution or maintenance (“Accepting Party”), the Declining Party, upon the Accepting Party’s request, shall make reasonable efforts to timely execute such documents and perform such acts as may be necessary to permit the Accepting Party to prosecute and maintain such Joint Invention Patent at the Accepting Party’s sole expense. For the avoidance of doubt, nothing herein shall be construed to give either Party the right to use the other Party’s Confidential Information in prosecuting Joint Invention Patents without such Party’s prior written consent.

12.2.4.

Cooperation in Joint Invention Patents and Licenses.  The Parties agree to cooperate in the preparation, filing, prosecution and maintenance of all Joint Invention Patents under this Section 12.2, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports concerning the invention disclosed in such Joint Invention Patent, obtaining execution of such other documents which are needed in the filing and prosecution of such Joint Invention Patent. Both Parties shall grant each other a worldwide, fully-paid-up, unlimited, irrevocable, perpetual, non-transferable and sublicensable right to use the Joint Invention Patents for all purposes, subject to the provisions in Section 12.2.3.

12.3.	Third-Party Infringement of Licensed Patents in the Field and outside the Field.

12.3.1.

Patent Notice. In the event medac becomes aware of (a) any suspected infringement of any Licensed Patents (an “Infringement”) or (b) claims that any of the Licensed Patents are invalid or unenforceable or (c) claims that any Licensed Patents would not be infringed by the making, use, offer for sale, sale or import of a Competing Product in the Territory (each of clauses (b) and (c) a “Patent Challenge”), medac shall notify UroGen within [***] and provide UroGen with all details of such Infringement or Patent Challenge, as applicable. In the event UroGen becomes aware of any suspected Infringement or Patent Challenge of any Licensed Patents, UroGen shall notify medac within [***] and provide UroGen with all details of such suspected Infringement or Patent Challenge, as applicable.

12.3.2.

Infringement of Licensed Patents in the Field.  With respect to any Infringement of any Licensed Patents by a Competing Product in the Field in the Territory, medac shall have the first right, but not the obligation, through counsel of its choosing, to initiate an action at its sole cost and expense. In case the Infringement is caused by a Competing Product, medac shall allow Urogen a reasonable opportunity and reasonable time to review and comment regarding any such action and medac shall consider in good faith any reasonable comments offered by Urogen. Urogen shall have the option, but not the obligation, to join any such action relating to Competing Product with counsel of its own choosing at its sole cost and expense, provided that if joinder of UroGen in any such action is necessary in order to confer standing to enforce such Licensed Patent, then UroGen shall join such action upon medac’s request and at medac’s cost and expense (other than the cost and expense of any independent counsel retained by UroGen). If medac does not initiate an action with respect to any Infringement caused by a Competing Product (a) within [***] of learning of such Infringement or (b) medac earlier notifies Urogen in writing of its intent not to so initiate an action, then Urogen shall have the right, but not the obligation, to bring such an action based on an Infringement caused by a Competing Product at its sole cost and expense.

12.3.3.

Cooperation; Award. In the event a Party is entitled to and brings an Infringement action in accordance with Section 12.3.2, the other Party shall cooperate fully, providing access to relevant documents and other evidence and making its employees available at reasonable business hours and joining in such action to the extent necessary to enable such action to be brought. If a Party pursues an action against such alleged Infringement according to Section 12.3.2, it shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken to preclude such Infringement. Any recoveries resulting from an enforcement action relating to a claim of Infringement shall be first applied against payment of the enforcing Party’s costs and expenses in connection therewith and then the non-enforcing Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses shall be allocated [***] percent ([***]%) to the enforcing Party and [***] percent ([***]%) to the other Party.

12.3.4.

Defense of Licensed Patents. With respect to any defense of any Licensed Patent (other than a Joint Invention Patent), medac shall have the right, but not the obligation, to defend any such Licensed Patent against such Patent Challenge in its sole discretion. If medac decides not to defend any Licensed Patent against a Patent Challenge, medac shall notify UroGen in writing within [***] of such decision and the Parties will discuss in good faith regarding how to proceed. Provided, however, that in such event, UroGen shall have the right to require that medac defend such Licensed Patent against such Patent Challenge at UroGen’s expense.

12.3.5.

Infringement of Licensed Patents Outside of the Field or in Relation to Other Products. With respect to any and all Infringement of any Licensed Patent (other than a Joint Invention Patent) anywhere outside the Field or in relation to any other product which is not a Competing Product, medac (or its designee) shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in such Infringement or defense of any such Licensed Patent in its sole discretion. If medac decides not to bring an action pursuant to this Section 12.3.5, medac shall notify UroGen in writing within [***] of such decision and the Parties will discuss in good faith regarding how to proceed.

12.3.6.

Infringement and Defense of Joint Patents Within the Field or Outside of the Field. With respect to any and all alleged infringement or challenges asserting invalidity, unenforceability, or non-infringement of any Joint Invention Patent whether in or outside the Field, the Parties shall discuss and agree as to (i) whether any infringement action is to be initiated by one of the Parties or both Parties and (ii) which Party shall take the lead in enforcing or defending such Joint Invention Patent with respect to such Infringement or challenge.

12.3.7.

Settlement. The Party that is entitled to pursue an action against an Infringement in accordance with this Section 12 - also shall have the right to control settlement of such claim and shall consult the other Party on a regular basis; provided however, that no settlement shall be entered into without the prior consent of the other Party, which consent shall not be unreasonably withheld if such settlement would not adversely affect or diminish the rights and benefits of the other Party under this Agreement, or impose any new obligations or adversely affect any obligations of the other Party under this Agreement.

12.4.	Third Party Claims of Infringement.

12.4.1.

Notification.  If a Third Party asserts that a Patent or other Intellectual Property right owned or otherwise controlled by such Third Party is infringed by the Exploitation of the Combined Product in the Field in the Territory (an “Infringement Claim”), the Party first made aware of such a claim shall promptly provide the other Party written notice of such Infringement Claim along with a summary of facts, in reasonable detail, as understood by the Party related to such Infringement Claim.

12.4.2.

Control.  In the case of any Infringement Claim against UroGen (including any of its Affiliates or sublicensees) alone or against both UroGen and medac (including its Affiliates) due to UroGen’s activities with the Combined Product, UroGen will have the right, but not the obligation, to control the defense of such Infringement Claim, including control over any related litigation, settlement, appeal or other disposition arising in connection therewith. medac will cooperate with UroGen and will have the right to consult with UroGen concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation in which medac is a party at medac’s own expense. In the case of any Infringement Claim against medac alone due solely to UroGen’s activities pursuant to the terms of this Agreement, UroGen will have the right to consult with medac concerning such Infringement Claim, and UroGen, upon request of medac, will reasonably cooperate with medac at Urogen’s expense.

12.4.3.

Settlement of Third-Party Claims of Infringement. The controlling party with respect to a particular claim pursuant to Section 12.4.1 shall have the right to control settlement of any claims pursuant to Section 12.4.1, provided that such controlling party shall not admit liability or Infringement on the part of the other Party or agree in any such settlement that would include an injunction against the other Party without obtaining the other Party’s consent thereto.

12.5.	Patent Marking. UroGen shall mark the Combined Product(s) marketed and sold by UroGen (or its Affiliate or distributor) hereunder with appropriate patent numbers or indicia at medac’s request.

SECTION 13 -&NBSP;&NBSP;&NBSP;&NBSP; REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1.	Mutual Representations and Warranties. Each Party hereby represents and warrants (as applicable) to the other Party as follows, as of the Effective Date:

13.1.1.

Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full legal power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses by such Party granted by it hereunder.

13.1.2.

Authority and Binding Agreement.  (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

13.1.3.

No Conflicts. The execution, delivery and performance by a Party of this Agreement and its compliance with the terms and conditions hereof does not and will not conflict with or result in a breach of or default under any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound.

13.2.	Mutual Covenants. Each Party hereby represents and warrants (as applicable) to the other Party as follows:

13.2.1.

Compliance with Applicable Laws. Each Party covenants to the other Party it shall comply with Applicable Laws, in the course of performing its obligations or exercising its rights pursuant to this Agreement.

13.2.2.

Anti-Corruption.  With respect to any Products, payments or services provided under this Agreement, such Party has not taken and will not during the Term take any action directly or indirectly to offer, promise or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any Government Official in order to gain an improper advantage, and has not accepted, and will not accept in the future such payment.

13.3.

Additional UroGen Representations and Warranties. UroGen hereby represents and warrants to medac that it will Commercialize the Combined Product in accordance with its respective Marketing Authorizations and Applicable Laws. UroGen hereby represents and warrants to medac that it will use Licensed Patents and Licensed Know-How for the Combined Product in accordance with the terms of this Agreement.

13.4.

Additional medac Representations and Warranties. medac hereby represents and warrants to UroGen that each of the warranties set out below is true and accurate in all respects and not misleading at the signature date and will, as of the Effective Date, be true and accurate and not misleading as if each warranty were repeated with reference to the facts and circumstances existing at the relevant time:

13.4.1.

medac is the sole and exclusive owner of the Licensed Patents (other than any Joint Invention Patents included therein) except medac Invention Patents and Licensed Know-How for the Product, all of which is free and clear of any claims, liens, charges or encumbrances, and medac has obtained from all inventors of Licensed Patents and Licensed Know-How existing as of the Effective Date, agreements assigning to medac each such inventor’s entire right, title and interest in and to all such Licensed Patents and Licensed Know-How, if applicable;

13.4.2.

medac owns the right, power and authority to grant a license to the Licensed Know-How and Licensed Patents for the use of the Product as part of the Combined Product to UroGen and UroGen’s Affiliates under this Agreement;

13.4.3.	medac is not subject to any agreement or arrangement which limits the ownership or licensed rights of medac with respect to Licensed Know-How and Licensed Patents for the Product;

13.4.4.	as of the Effective Date, Licensed Patents are currently in force as listed in Exhibit A or prosecution is currently ongoing; and

13.4.5.

For the avoidance of doubt: medac does not warrant to UroGen that (i) the use and import of the Product and (ii) the use and the Commercialization of the Product as part of the Combined Product in the Territory will not infringe any patent or other intellectual property right granted to or enjoyed by any Third Party with respect to the Territory; therefore such use, import, distribution, promotion, marketing or sale shall be at the risk of UroGen.

13.5.	Best Knowledge. Medac confirms to its Best Knowledge:

13.5.1.	that it has not received in the past [***] written notice by any Regulatory Authority with regard to the Product;

13.5.2.

the use, sale, offer for sale by medac (or its respective Affiliates), as applicable, of the Product as a part of Combined Product does not incorporate any Know-How of any Third Party as of the Effective Date.

13.5.3.

there is currently no (a) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to the Best Knowledge of medac, threatened against medac regarding the Product or (b) judgment or settlement against or owed by medac, in each case in connection with the Licensed Patents or the Product or relating to the transactions contemplated by this Agreement as of the Effective Date;

13.5.4.

medac has not received in writing any complaint, claim or notice, or threat of any complaint, claim or notice, (including any notification that a license under any patent is or may be required) alleging that the Product infringes or misappropriates any Patents or Know-How of any Third Party, and medac has not received a written request or demand for indemnification or defense from any Third Party in connection with the Product as of the Effective Date;

13.5.5.

there are no inventorship challenges, no opposition or nullity proceedings or interferences pending, with respect to any Licensed Patents. medac, to the knowledge of medac, as Licensed Patents are concerned, is in compliance with Applicable Law; and

13.5.6.

 no Third Party is, as of the Effective Date, infringing or misappropriating any of the Licensed Patents or has any right granted by medac or its Affiliates to Develop or Commercialize the Product in the Field in the Territory.

13.6.

medac Covenants. In addition to the covenants made by medac elsewhere in this Agreement, medac hereby covenants to UroGen that, from the Effective Date and until expiration or termination of this Agreement:

13.6.1.

it shall not, and shall cause its Affiliates not to (a) license, sell, assign or otherwise transfer to any Person (other than UroGen or its Affiliates ) any Licensed Patents or Licensed Know-How for use of the Product as part of the Combined Product (or agree to do any of the foregoing) or (b) incur or permit to exist, with respect to any Licensed Patents or Licensed Know-How for use of the Product as part of the Combined Product, any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other binding obligation that is or would be inconsistent with the rights and licenses granted under the Licensed Patents or Licensed Know-How to UroGen for use of the Product as part of the Combined Product under this Agreement;

13.6.2.

it will not (a) take any action that diminishes the rights under the Licensed Patents or Licensed Know-How for use of the Product as part of the Combined Product granted to UroGen under this Agreement or (b) fail to take any action that is reasonably necessary to avoid diminishing the rights under the Licensed Patents or Licensed Know-How for use of the Product as part of the Combined Product granted to UroGen under this Agreement;

13.6.3.

it will (a) not enter into any Third Party agreement that materially affects (i) the rights granted to UroGen or its Affiliates for use of the Product as part of the Combined Product in the Field or (ii) medac’s ability under reasonable effort to fully perform its material obligations hereunder; (b) under reasonable effort remain, and cause its Affiliates to remain, in compliance in all material respects under the Agreement with respective medac Third Party agreements (including Disclosed Third Party Agreements); and (c) furnish UroGen with copies of all notices received by medac or its Affiliates relating to any alleged breach or default by medac or its Affiliates under any medac Third Party agreement (including and Disclosed Third Party Agreement) within [***] after receipt thereof; and

13.6.4.

it will maintain valid and enforceable agreements with all Persons acting by or on behalf of medac or its Affiliates under this Agreement which require such Persons to assign to medac their entire right, title and interest in and to all Licensed Patents and Licensed Know-How for the Product.

13.7.

Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

13.8.

No Other Representations or Warranties. Except as expressly stated in Section 13.1 through 13.7 of this Agreement, no representations or warranties whatsoever, whether express, implied, statutory, or otherwise including warranties of merchantability, fitness for a particular purpose, non-infringement, or non-misappropriation of third-party intellectual property rights, are made or given by or on behalf of a Party. Except as expressly stated in this Agreement, all representations and warranties, whether arising by operation of law or otherwise, are hereby expressly disclaimed by medac.

13.9.	Except as expressly stated in this Section by medac nothing contained in this Agreement shall be construed as:

13.9.1.	representation or warranty;

13.9.2.	as to the validity of the Licensed Patents or the accuracy, safety, efficacy, or usefulness, for any purpose, of the matter claimed therein;

13.9.3.	that the use of the Licensed Patents or Licensed Know-How will not infringe any intellectual rights or other proprietary rights of any other Person; or

13.9.4.

an agreement by medac to bring or prosecute actions or suits against any Person for infringement, or conferring any right to any Person to bring or prosecute actions or suits against any Person for infringement;

13.9.5.	an obligation by medac to furnish any technical information, copyrights, mask works or Licensed Know-How, or any tangible embodiments thereof.

SECTION 14 -–&NBSP;&NBSP;&NBSP;&NBSP; LIMITATION OF LIABILITY, LIMITATION OF DAMAGES, INDEMNIFICATION AND INSURANCE

14.1.	Limitation on Liability and Damages.

14.1.1.

Except with respect to liability arising from willful misconduct, or gross negligence by a Party, neither Party shall be liable under this Agreement for any special, indirect, incidental, consequential or punitive damages, whether in contract, warranty, tort, negligence, strict liability or otherwise, including loss of profits or revenue suffered by either Party or any of its Representatives. Nothing in this Agreement shall operate to exclude or restrict either Party’s liability for any other form of liability which may not be excluded or limited by Applicable Laws.

14.1.2.

In addition to the limitation of liability under Section 14.1.1. except with respect to liability arising from willful misconduct or gross negligence, medac’s liability to UroGen for any claim for damages arising under the Agreement or the Quality Agreement (whether in contract, tort or otherwise) shall be limited to a maximum of [***] Euros ([***] €) per event and an aggregate amount not to exceed [***] Euros ([***] €) in total per calendar year (the “Cap”). Notwithstanding the foregoing, the exception for gross negligence set forth above in this Section 14.1.2 shall not apply to any claim that is based on medac or medac’s Affiliates failing to timely deliver Product (including but not limited to any [***] Supply Disruption or Supply Disruption) under this Agreement due to medac’s or its Affiliates’ gross negligence with respect thereto, it being understood by the Parties that any such claim by UroGen shall be limited by the Cap.

For clarification the Parties expressly agree that the Cap includes damages according to 14.1.1 in cases of claims that are based on medac’s or its Affiliates failing to timely deliver the Product (including but not limited to any [***] Supply Disruption or Supply Disruption) under this Agreement due to medac’s or its Affiliates’ gross negligence.

14.2.

Indemnification by medac. Medac hereby agrees to save, indemnify, defend and hold UroGen, its Affiliates, and their respective directors, and employees (each a “UroGen Indemnitee”) harmless from and against any and all liability, damages, expenses, Losses (including reasonable attorneys’ fees and expenses) and cost that the Urogen Indemnitee may be required to pay to one or more Third Parties resulting from and arising in connection with any and all Third Party Claims resulting or otherwise arising from (i) any breach by medac of any of its representations or warranties set forth in Section 13 - of this Agreement, (ii) the gross negligence or willful misconduct by medac or its Affiliates or their respective officers, directors, employees, agents, consultants, vendors or sublicensees in performing any obligations under this Agreement or (iii)  Manufacturing of the Product hereunder (including, for clarity, product liability claims brought against UroGen or its Affiliates related to defects of the Products) by medac or its Affiliates or their respective officers, directors, employees, agents, excluding any claim by a Third Party based on any Intellectual Property rights; provided, however, that in each case to the extent that such Third Party Claims arose or resulted from the gross negligence, recklessness, or willful misconduct of UroGen or any UroGen Indemnitee.

14.3.

Indemnification by UroGen. UroGen hereby agrees to save, indemnify, defend and hold medac, its Affiliates, and their respective directors and employees (each a “medac Indemnitee”) harmless from and against any and all liability, damages, expenses, Losses (including reasonable attorneys’ fees and expenses) and cost that the medac Indemnitee may be required to pay to one or more Third Parties resulting from and arising in connection with any and all Third Party Claims resulting or otherwise arising from (i) any breach by UroGen of any of its representations or warranties set forth in Section 13 - of this Agreement or (ii) the gross negligence or willful misconduct by UroGen or its Affiliates or their respective officers, directors, employees, agents, consultants, vendors or sublicensees in performing any obligations under this Agreement or (iii) any breach of applicable Antitrust Law that arose or resulted from the Commercialization of Combined Product or (iv) infringement of any Third Party Intellectual Property due to the Commercialization of the Combined Product and any activity related therewith; provided, however, that in each case except to the extent that (i) such Losses are subject to indemnification by medac pursuant to Section 14.2, and (ii) that such Third Party Claim arose or resulted from the gross negligence, recklessness or willful misconduct by medac or any medac Indemnitee.

14.4.	Indemnification Procedures.

14.4.1.

Notice of Claim. All indemnification claims in respect of any UroGen Indemnitee or medac Indemnitee, as applicable, seeking indemnity under Section 14.2 or 14.3, as applicable (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by the corresponding Party (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses and any legal proceeding initiated by a Third Party against the Indemnified Party as to which the Indemnified Party intends to make a request for indemnification under Section 14.2 or 14.3, as applicable, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice which materially prejudices the defense of such proceeding. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim.

14.4.2.

Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in Section 14.2 or 14.3, as applicable, by giving written notice to the Indemnified Party within [***] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party or its respective insurance company, if applicable, may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects, and such Indemnifying Party shall thereafter continue to defend such Third Party Claim in good faith. Should the Indemnifying Party assume the defense of a Third Party Claim (and continue to defend such Third Party Claim in good faith), the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim, unless the Indemnifying Party has failed to assume the defense and employ counsel in accordance with this Section 14.4.

14.4.3.

Right to Participate in Defense. Without limiting Section 14.4.2, any Indemnitee will be entitled to participate in the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense (or continue to defend such Third Party Claim in good faith) and employ counsel in accordance with this Section 14.4, in which case the Indemnified Party will be allowed to control the defense.

14.4.4.

Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however, that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time of the entry of judgment. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 14.4.2, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s reasonable discretion). The Indemnifying Party that has assumed the defense of (and continues to defend) the Third Party Claim in accordance with Section 14.4.2 will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 14.4.2.

14.4.5.

Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

14.5.

Expenses of the Indemnified Party. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim will be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

14.6.

Insurance and Product Liability. During the term of this Agreement, as well as for any additional period during which a Party may be held liable (whether by Applicable Law or pursuant to this Agreement), each Party shall maintain with a reputable insurance company general liability insurance, adequate to cover its indemnification obligations under this Section 14 -, in an amount not less than $[***] per event and $[***] in the aggregate per year (UroGen) and [***] Euro per event and €[***] in the aggregate per year (medac) and shall, at the other Party’s request, provide a certificate of insurance. medac shall maintain product liability insurance covering the Products in an amount not less than €[***] Euro per occurrence and €[***] Euro in the aggregate per year. UroGen shall maintain a product liability insurance covering the in an amount of $[***] per occurrence and $[***] in the aggregate per year.

SECTION 15 -&NBSP;&NBSP;&NBSP;&NBSP; CONFIDENTIALITY

15.1.

Confidential Information. As used in this Agreement, the term “Confidential Information” means all information, whether it be written or oral, including all production schedules, lines of products, volumes of business, processes, new product developments, product designs, formulae, technical information, laboratory data, clinical data, patent information, Know-How, trade secrets, financial and strategic information, marketing and promotional information and data, and other material relating to any products, projects or processes of one Party (the “Disclosing Party”) that is provided to, or otherwise obtained by, the other Party (the “Receiving Party”) in connection with this Agreement including information exchanged prior to the date hereof in connection with the transactions set forth in this Agreement, including any information disclosed by either Party pursuant to the Development Agreement and any prior Mutual Non-Disclosure Agreement between the Parties. Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

15.1.1.

were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

15.1.2.	were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

15.1.3.

became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

15.1.4.	were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

15.1.5.

were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.

15.2.

Confidentiality Obligations. Each of UroGen and medac shall keep all Confidential Information received from or on behalf of the other Party with the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its and its Affiliates’ directors, managers, employees, independent contractors, agents, consultants or sublicensees who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Receiving Party shall advise any of its and its Affiliates’ directors, managers, employees, independent contractors, agents, consultants or sublicensees who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this Section 15 -) that all such directors, managers, employees, independent contractors, agents, consultants or sublicensees comply with such obligations. Upon expiration or termination of this Agreement, the Receiving Party shall destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, managers, employees, independent contractors, agents, consultants or sublicensees, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party and shall continue to be subject to the provisions of this Section 15 -. It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.

15.3.

Permitted Disclosure and Use. Notwithstanding Section 15.2, (i) either Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) comply with or enforce any of the provisions of this Agreement; or (b) comply with Applicable Law; and (ii) medac may disclose Confidential Information belonging to UroGen related to a Combined Product only to the extent such disclosure is reasonably necessary to obtain or maintain Regulatory Approval of a Product, as applicable, to the extent such disclosure is made to a Governmental Authority. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 15.3, such Party shall give reasonable advance written notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information, including seeking a protective order or other appropriate remedy.

15.4.

Notification. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

15.5.

Publicity. No press release shall be issued in connection with this transaction without the other Party’s prior written consent, unless the issuing Party is otherwise required to issue such press release under Applicable Law or directive by any Governmental Authority. Except as otherwise provided in this Section 15.5, each Party shall maintain the confidentiality of all provisions of this Agreement, and without the prior written consent of the other Party, which consent shall not be unreasonably withheld, neither Party nor its respective Affiliates shall make any press release or other public announcement of or otherwise disclose the provisions of this Agreement to any Third Party, except for: (i) disclosure to those of its directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, potential strategic partners, advisors, agents and sublicensees whose duties reasonably require them to have access to this Agreement, provided that such directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, advisors, agents or sublicensees are required to maintain the confidentiality of this Agreement, (ii) disclosures required by Nasdaq regulation or any listing agreement with a national securities exchange, in which case the Disclosing Party shall provide the nondisclosing Party within at least [***] notice unless otherwise not practicable, but in any event no later than the time the disclosure required by such Nasdaq regulation or listing agreement is made, (iii) disclosures as may be required by Law, in which case the Disclosing Party shall provide the nondisclosing Party with prompt advance notice of such disclosure and cooperate with the nondisclosing Party to seek a protective order or other appropriate remedy, including a request for confidential treatment in the case of a filing with the Securities and Exchange Commission, and (iv) the report on Form 8-K, which may be filed by an UroGen or an Affiliate of UroGen setting forth the press release referred to above, and/or this Agreement in redacted form as provided in Section 15.6. A Party may publicly disclose without regard to the preceding requirements of this Section 15.5 any information that was previously publicly disclosed pursuant to this Section 15.5.

15.6.

Redacted Agreement Filing. The Parties acknowledge that UroGen may be obligated to file a redacted copy of this Agreement with the SEC or other Governmental Authorities. UroGen shall be entitled to make such a required filing. In the event of any such filing, each Party shall (i) permit the other party to review and comment upon such request for confidential treatment at least [***] in advance of its submission to the SEC or such other Governmental Authorities, (ii) reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the then-current legal requirements governing redaction of information from agreements that must be publicly filed, (iii) promptly deliver to the other Party any written correspondence received by it from such Governmental Authority, if any, with respect to such confidential treatment request, and (v) if such Governmental Authority requests any changes to the redactions set forth in the redacted agreement, discuss such changes with the other Party and take the other Party’s comments into consideration when deciding whether to agree to such changes. Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

15.7.

Publication. UroGen shall submit copies to medac of each proposed academic, scientific, medical and other publication or presentation that make specific reference to medac or that UroGen reasonably believes contains medac’s Confidential Information at least [***] in advance of submitting such proposed publication or presentation to a publisher or other Third Party and medac shall have the right to review each such proposed publication or presentation and shall have the right to remove any of its Confidential Information prior to submission for publication or presentation; provided however UroGen shall have no obligation to submit to medac any publication or presentation regarding the Product unless there is specific reference to medac therein and, if so, medac shall have the right to review only those portions of the publication or presentation that contain such references. UroGen shall redact or otherwise modify the proposed publication or presentation to remove any such Confidential Information of medac.

15.8.

Use of Names. Except as otherwise set forth in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may use the name of the other Party in any document filed with any Regulatory Authority or Governmental Authority, including the FDA, EMEA and the Securities and Exchange Commission.

15.9.

Survival. The obligations and prohibitions contained in Section 11 (Confidentiality) Section 16 - as they apply to Confidential Information shall survive the expiration or termination of this Agreement for a period of [***].

SECTION 16 -&NBSP;&NBSP;&NBSP;&NBSP; TERM AND TERMINATION

16.1.

Term for the United States. This Agreement shall become effective on the Effective Date of this Agreement and, unless earlier terminated pursuant to this Section 16 shall remain in effect for the United States until the expiration of the last to expire Licensed Patent (the “U.S. Term”). When there is one (1) year remaining in the Term, the Parties shall discuss, in good faith, an extension of the Agreement for the United States. For clarity, the licenses granted to UroGen in Section 2.1 and the exclusivity of supply provisions for the United States shall remain in full force and effect for the entirety of the U.S. Term.

16.2.

Term for Countries Outside the United States. For countries in the Territory other than the United States, this Agreement shall become effective on the Effective Date of this Agreement and shall remain in effect for ten (10) years thereafter (Ex-U.S. Initial Term”). The Ex-U.S. Initial Term, on a country-by-country basis, shall automatically renew for successive two (2) year terms unless one Party provides written notice to the other Party at least one hundred eighty (180) calendar days in advance of the end of the then existing term that it does not wish to renew the term of this Agreement for such country.

16.3.

If UroGen (a) does not initiate a clinical study as required by the terms in Section 3.1 -or (b) suspends the Development of the Combined Product for more than six (6) months after informing medac about such suspension of Development, or (c) does not submit a Marketing Authorization application as required as by the terms in Section 3.2 -or (d) fails to obtain a Marketing Authorization for the Combined Product in a country in the Territory more than eighteen months after submitting a Marketing Authorization application to the applicable Regulatory Authority, UroGen and medac shall meet and discuss in good faith UroGen’s plan to resume Development or obtain a Marketing Authorization, and following such meeting UroGen may thereafter resume its Development activities or its efforts to obtain a Marketing Authorization in accordance with such plan. If after six (6) months following the good-faith discussion UroGen has failed to make material progress against such plan, medac shall have the right to terminate this Agreement with respect to (and only with respect to) such country upon [***] calendar days advance notice in writing to Urogen. Urogen shall inform medac about any temporary suspension of Development or the failure to obtain a Marketing Authorization in a country in the Territory without undue delay.

16.4.

Notwithstanding the provisions of Section 16, in the event that a Marketing Authorization of the Combined Product in the United States has not been granted to UroGen by June 30, 2029, medac shall have the right to terminate this Agreement with immediate effect.

16.5.

If a Marketing Authorization of the Combined Product in a country in the Territory was not granted, lapses or is otherwise withdrawn or cancelled, medac shall have the right to terminate this Agreement with respect to (and only with respect to) such country upon sixty calendar days (60) advance notice in writing to Urogen. Urogen shall inform medac as soon as reasonably practicable following the lapsing, withdrawal or cancellation of the Marketing Authorization in any country in the Territory.

16.6.

If UroGen suspends Commercialization of the Product as a part of Combined Product in any country in the Territory for any reason other than a failure of medac to perform in accordance with this Agreement, Urogen will provide medac, in writing, the reasons for and the nature of the suspension to Commercialize the Product as part of the Combined Product in the country and the plan of action that Urogen intends to take, and has taken, to resume Commercialization of the Combined Product in such country. If UroGen fails to resume Commercialization of Product as part of Combined Product eighteen (18) months following such written communication, medac shall have the right to terminate this Agreement with respect to (and only with respect to) such country upon thirty (30) calendar days advance notice in writing to Urogen. Urogen shall inform medac about any suspension of Commercialization of the Product as part of Combined Product in a country in the Territory as soon as reasonably practicable.

16.7.

Termination for Breach. Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement upon written notice to the other Party in the event that the other Party (the “Breaching Party”) shall have materially breached the performance of any of its material obligations. The Breaching Party shall have [***] calendar days after receipt of such written notice to remedy such material breach. Should the Breaching Party fail to cure any such breach prior to the expiration of the [***] calendar day period, the non-breaching Party will have [***] days after expiration of the cure period to provide written notice of termination to the Breaching Party and this Agreement shall terminate upon the Breaching Party’s receipt of such notice.

16.8.

Event of Default. medac may terminate the Agreement for good cause with immediate effect in writing on a country-by-country basis, if UroGen loses a necessary approval for importing, marketing, or selling of the Combined Product(s) in the respective country.

16.9.

 Termination as a Result of Bankruptcy. Each Party shall have the right to terminate this Agreement upon written notice as a result of the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided however, that such termination shall be effective only if such proceeding is not dismissed within [***] calendar days after the filing thereof.

SECTION 17 -&NBSP;&NBSP;&NBSP;&NBSP; EFFECTS OF EXPIRATION AND TERMINATION

17.1.

Generally. Upon expiration or termination of this Agreement with respect to a country in the Territory (a) the Parties’ rights and obligations under this Agreement shall terminate, and neither Party shall have any further rights or obligations under this Agreement from and after the Effective Date of termination, except as set forth in this Section 17 - with respect to such country; and (b) all rights and licenses under this Agreement shall immediately terminate with respect to such country, and all such rights with respect to such country shall revert back to medac.

17.2.

Termination by medac for Breach or Insolvency. In the event that medac terminates this Agreement pursuant to Sections 16.7 (Termination for Breach) or 16.9 (Termination as a Result of Bankruptcy), UroGen and its Affiliates, sublicensees, and/or subcontractors shall have the right to sell remaining inventory of Product.

17.3.

Survival. Notwithstanding anything to the contrary contained herein, the following provisions shall survive any expiration or termination of this Agreement: diligence obligations of Confidentiality, Indemnification, Liabilities, Applicable Laws, Quality, Effects of Expiration and Termination and Section 12.2.3., Section 12.3.4 and Section 12.4 - as long as Product is concerned - of Intellectual Property and Trademark. Except as set forth in this Section 17. or otherwise expressly set forth herein, upon termination or expiration of this Agreement all other rights and obligations of the Parties shall cease.

SECTION 18 -&NBSP;&NBSP;&NBSP;&NBSP; DISPUTE RESOLUTION

18.1.

Arising Between the Parties. With respect to all controversies, claims, or disputes arising out of, relating to, or in connection with this Agreement between the Parties, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [***] Business Days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of each of the Parties, or a designee from senior management with decision-making authority (the Chief Executive Officer or such designee, the “Executive Officer”) for attempted resolution by good-faith negotiations within [***] Business Days after such notice is received.

18.2.

Dispute Resolutions. If the Executive Officers are not able to resolve such dispute referred to them under Section 18.1 within such [***] day period, following receipt of the aforementioned dispute notice by the Party to be notified, then either Party shall have the right to pursue any legal or equitable remedy available to it under Swiss Law; provided however, that any litigation arising under this Agreement shall be submitted to the exclusive jurisdiction of the courts of Switzerland.

18.3.

Injunctive Relief. Nothing herein may prevent either Party from seeking a preliminary injunction or temporary restraining order so as to prevent any Confidential Information from being disclosed in violation of this Agreement.

SECTION 19 -&NBSP;&NBSP;&NBSP;&NBSP; MISCELLANEOUS

19.1.

Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

19.2.

Force Majeure. A Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party makes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the foreseeable control of the Parties, that have not been caused or materially contributed to by that affected Party itself, including an act of God, war (excluded already started or foreseeable war), terrorist act, governmental lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of force majeure affecting such Party.

19.3.

Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 19.3, and shall be deemed to have been given for all purposes (i) when delivered, if hand-delivered or sent by facsimile on a Business Day, (ii) on the next Business Day if sent by a reputable international overnight courier service, or (iii) five (5) Business Days after mailing, if mailed by first-class certified or registered airmail, postage prepaid, return receipt requested. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

If to medac:	Medac Gesellschaft für klinische Spezialpräparate m.b.H Theaterstr. 6 22880 Wedel Germany Attention: Head of Third Party Business Email: [***] Fax: [***]
With a copy to:	Medac Gesellschaft für klinische Spezialpräparate m.b.H Theaterstr. 6 22880 Wedel Germany Attention: Legal Email: [***] Fax: [***]
If to UroGen	UroGen Pharma Ltd. 400 Alexander Park Drive Princeton, NJ 08540 Attention: Chief Business Officer Email: [***] Fax: [***]
With a copy to	UroGen Pharma Ltd. 400 Alexander Park Drive Princeton, NJ 08540 Attention: General Counsel Email: [***]

19.4.

Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to medac or UroGen from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

19.5.

Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) medac may make an assignment of this Agreement to  a successor to the business whether as a result of an agreement between medac and such successor by merger, sale of stock, sale of assets or other transaction as a result of which another Person or group obtains control of the board of directors or executive management of medac or  its Affiliates (provided, however that medac will remain jointly and severally liable with, and will guarantee the performance of, the relevant Affiliate under this Agreement, and the relevant Affiliate assignee, will assume in writing all of medac’s obligations under this Agreement) and (b) UroGen may make an assignment of this Agreement (i) to is Affiliates without having to obtain medac’s consent (provided, however that the UroGen will remain jointly and severally liable with, and will guarantee the performance of, the relevant Affiliate under this Agreement, and the relevant Affiliate assignee, will assume in writing all of UroGen’s obligations under this Agreement) or (ii) to  a successor to the business of UroGen, whether as a result of an agreement between UroGen and such successor by merger, sale of stock, sale of assets or other transaction as a result of which another Person or group obtains control of the board of directors or executive management of Urogen without having to obtain medac’s written consent, unless such successor either is a Competitor of medac or, within the [***] period prior to the effective date of such assignment, has been convicted by a court of competent jurisdiction of violating any laws prohibiting the use of child labor or protecting the human rights of its employees, in which case, medac’s consent for such assignment shall be required as set forth in the first sentence of this Section 19.5. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 19.5  shall be null, void and of no legal effect. No assignment shall relieve any Party of responsibility for the performance of any obligation existing at the date of such assignment. For purposes of this Section 19.5, “Competitor of medac” shall mean a.) any Third Party that is manufacturing and supplying to one or more other Third Parties, mitomycin- drug product where the revenue obtained with mitomycin drug products, during the prior calendar year by such Third Party, constitutes at least [***] percent ([***]%) of the aggregate revenue obtained from sales of all products and provision of any services by such Third Party and its affiliates during such [***] or b.) any Third Party that is itself a marketing authorization holder for Compound comprising drug products in the European Union and / or European Free Trade Association..

19.6.

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

19.7.

Severability. If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provision or provisions shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good-faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

19.8.

No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

19.9.

Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

19.10.

English Language; Governing Law. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. The Agreement shall be exclusively governed by and construed in accordance with the law of Switzerland. The UN Convention on Contracts for the International Sale of Goods (CISG) and Swiss Private International Law shall not apply. All disputes arising out of or in connection with this Agreement shall be subject to the exclusive jurisdiction of the courts of Zürich, Switzerland.

19.11.

Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties acknowledge that either Party’s electronic signature is the legally binding equivalent to a handwritten signature and neither Party shall raise any objection to the contrary.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date first written above.

UroGen Pharma Ltd.	Medac Gesellschaft für klinische Spezialpräparate m.b.H.
/s/ Polly A. Murphy Polly A. Murphy Chief Business Officer

[***]

[***]

Chief Executive Officer

[***]

[***]

Chief Business Development Officer

[***]

[***]

Head of Legal & Insurance

[***]

[***]

Head of Third Party Business / B2B

[***]

[***]

Manager Product Research and Development & API Expert

Exhibit A: Licensed Patents

Exhibit B: Product, Price

Exhibit C: Initial Non-Binding Five-Year Forecast